                             MARIETTA CORPORATION
                             37 HUNTINGTON STREET
                           CORTLAND, NEW YORK 13045

                        ANNUAL MEETING--AUGUST 31, 1995

                              PLEASE VOTE TODAY!

                                                             August 17, 1995

Dear Marietta Shareholder:

In less than two short weeks, you will make a critical decision affecting your investment and the future of Marietta Corporation. Your choice is clear. Support your Board and its unwavering commitment to continue taking those actions which are in the best interests of all Marietta shareholders.

Marietta's Board of Directors has established a clear and well-defined strategy for your Company which includes completing our search for a buyer for the Company, part of a process to maximize shareholder value which is now well underway. In your own best interests, we urge you to reject the Dickstein proxy solicitation to seize control of your Company. SUPPORT YOUR BOARD'S NOMINEES--NOMINEES PLEDGED TO WORK ON BEHALF OF ALL MARIETTA SHAREHOLDERS--BY SIGNING, DATING, MARKING AND MAILING YOUR WHITE PROXY. TIME IS SHORT, SO PLEASE ACT TODAY!

                    A CLOSER LOOK AT THE DICKSTEIN PROPOSAL

Just weeks ago, your Company was negotiating with Dickstein regarding his offer to purchase Marietta at a price of $11 per share. On July 31, Dickstein unilaterally withdrew his offer to buy Marietta and instead is now seeking control of your Company through a proxy contest. Instead of purchasing your shares, Dickstein now wants you to elect his nominees in place of the qualified and experienced nominees selected by your Board of Directors. DON'T LET MARK DICKSTEIN AND HIS HAND-PICKED NOMINEES TAKE CONTROL OF YOUR COMPANY UNLESS THEY ARE WILLING TO PAY YOU FOR IT.

In place of Dickstein's offer to purchase Marietta, he is now proposing that your Company implement a Marietta-financed self-tender offer. Dickstein's proposal contemplates Marietta repurchasing up to $16,000,000 of its common stock at prices between $8.00 and $9.00 per share, though Dickstein has not stated that financing has been committed for such an offer.

Dickstein's proposed transaction, if ever implemented, could adversely affect your investment. Consider the following:

  . DICKSTEIN WILL SIGNIFICANTLY INCREASE HIS OWNERSHIP OF YOUR COMPANY
     WITHOUT SPENDING A SINGLE CENT OF HIS OWN MONEY. Dickstein states that he does not intend to participate in his proposed Marietta-financed self tender; yet he admits that the result of it doubles his ownership of your Company to approximately 29% of Marietta's outstanding shares without spending any of his own money.


  . DICKSTEIN'S PROPOSAL IS SUBJECT TO FINANCING AND, IN HIS OWN WORDS, "WILL
     BE SUBJECT TO CHANGE BASED UPON BUSINESS AND MARKET CONDITIONS APPLICABLE AT THE TIME." In other words, Dickstein's proposal is just that, merely a proposal which is subject to change--just as his previous offer to acquire all Marietta shares for $11 per share was subject to change. As you know, he unilaterally withdrew that offer. Dickstein is not assuring Marietta shareholders when, or if, his new proposal would be put into effect.

  . UNDER DICKSTEIN'S PROPOSAL, YOU WILL CONTINUE TO OWN A SUBSTANTIAL
     INTEREST IN A HIGHLY LEVERAGED MARIETTA. Implementation of Dickstein's proposal requires Marietta to incur significant indebtedness which could at this time weaken your Company's financial condition and jeopardize or reduce the value of your remaining shares of Marietta common stock.

  . DICKSTEIN ADMITS IN HIS OWN PROXY MATERIALS THAT IF ELECTED, HE WILL
     CAUSE MARIETTA TO REIMBURSE HIM FOR HIS EXPENSES WHICH HE CURRENTLY ESTIMATES AT $675,000. These include expenses for his unsolicited and subsequently withdrawn offer to acquire Marietta. The result--a further decrease in the overall value of Marietta.

We are convinced that a proposal of the magnitude and type urged upon you by Dickstein is not in the best interests of all Marietta shareholders but, instead, primarily will serve to benefit the interests of Dickstein.

Finally, you should ask yourself if you are willing to turn over control of your Company to Dickstein who has failed to offer any concrete plans for running Marietta, should he and his hand-picked nominees take control. Remember, the Mark Dickstein slate has no experience operating a company such as Marietta. ARE YOU PREPARED FOR THE DICKSTEIN NOMINEES TO UNDERGO ON-THE-JOB TRAINING AT MARIETTA WHILE YOU STILL OWN MARIETTA STOCK?

                            IT'S A MATTER OF TRUST

In deciding how to vote there is one important question shareholders should ask of themselves: Can I trust Mark Dickstein? We urge shareholders to look at Dickstein's recently waged proxy fight at Hills Stores Company, in an effort to answer this important question.

  . Dickstein made an offer to acquire all of the common stock of Hills, which offer was subject to a number of conditions, including obtaining financing.

  . Dickstein also determined to wage a proxy fight to elect his own slate of directors for Hills.

  . In his proxy materials Dickstein proposed that Hills be auctioned to the highest bidder, and he made a proposal to acquire Hills for $27 per share.

  . Hills' Board opposed Dickstein and his unfinanced offer and instead encouraged shareholders to elect the Board's nominees and stay the course as the best means of enhancing value.

  . This July Dickstein prevailed; his slate of directors was elected and he took control of Hills.

  . Once in control and contrary to his stated intent, Dickstein abruptly dropped his offer to purchase Hills.

  . Hills shareholders watched in shock as the price of Hills stock plummeted following Dickstein taking control of the Hills Board and the withdrawal of his offer.

You are encouraged to carefully read the enclosed copy of a recent Wall Street Journal story which describes the Hills situation more fully. THEN, ASK
YOURSELF: CAN YOU TRUST MARK DICKSTEIN TO ACT IN YOUR BEST INTERESTS? DO NOT LET HISTORY REPEAT ITSELF WITH YOUR INVESTMENT IN MARIETTA.

                                 OUR PLATFORM

YOUR BOARD OF DIRECTORS, TOGETHER WITH ITS FINANCIAL ADVISORS, GOLDMAN, SACHS & CO., IS CONTINUING THE PROCESS OF EXPLORING A BROAD RANGE OF FINANCIAL ALTERNATIVES IN AN EFFORT TO ENHANCE SHAREHOLDER VALUE. Your Board believes that all Marietta shareholders will best be served if it continues to control and complete the ongoing process.

THE BOARD CONTINUES TO TRY TO FIND A BUYER FOR THE COMPANY. This process, however, must have finality and if no buyer is found, the Board will cease its efforts to find a buyer for the Company.

ACCORDINGLY, IF BY SEPTEMBER 30, 1995 NO AGREEMENT FOR THE SALE OF ALL OF MARIETTA'S COMMON STOCK IS ENTERED INTO BY THE COMPANY, THEN YOUR BOARD WILL CONTINUE TO EVALUATE OTHER POTENTIAL TRANSACTIONS. SUCH TRANSACTIONS INCLUDE A PARTIAL SALE OF ASSETS OR A RECAPITALIZATION TRANSACTION SUCH AS A SPECIAL DIVIDEND OR REPURCHASE BY THE COMPANY OF A PORTION OF ITS SHARES. Any such transaction will be designed to benefit all Marietta shareholders.

In addition, as we are actively doing now, we will concentrate on enhancing shareholder value through improving Marietta's core business and financial condition. Your Board and management is not pleased with current operating performance. Accordingly, we have implemented a number of strategic steps designed to increase productivity, manufacturing efficiency, revenue and profitability which benefit Marietta in both the near and long term:

  . We have reduced our costs by identifying and purchasing new raw materials.

  . We have modified pricing for our Contract Packaging division to improve our profit margins.

  . We have reduced freight costs and improved customer service by consolidating warehouses through the construction of an addition to our Olive Branch facility.

  . We recently instituted a price increase in our Guest Amenities division to offset increased costs.

  . We have made significant capital investments which are expected to reduce soap manufacturing costs.

  . We have introduced new Guest Amenity programs to target the upscale and luxury hotel markets.

                            YOUR VOTE IS IMPORTANT

No matter how many shares you own, your vote is important. Please take a moment to sign, date, mark and mail your WHITE proxy in the enclosed postage-paid envelope. Please act today. Remember, do not sign any card sent to you by Dickstein.

On behalf of your Board of Directors, thank you for your support.

                                          Sincerely,

                                          /s/ Stephen D. Tannen

                                          Stephen D. Tannen
                                          President and Chief
                                          Executive Officer

                                   IMPORTANT

 Your vote is important. Regardless of the number of shares of Marietta Common Stock you own, please vote as recommended by your Board of Directors by signing, marking, dating and mailing your WHITE proxy card. Please act today.

 If you own your shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a WHITE card on your behalf. You should also promptly sign, mark, date and mail your WHITE card when you receive it from your broker. Please do so for each separate account you maintain. You should return your WHITE proxy card immediately to ensure that your vote is counted.

 IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL D.F. KING & CO., INC. WHICH IS ASSISTING US TOLL-FREE AT 1-800-359-5559.